EXHIBIT 12
                                                               ----------
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                          TEXAS INSTRUMENTS INCORPORATED AND SUBSIDIARIES
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
                 EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                       (Dollars in millions)


                                                        1991     1992     1993     1994     1995
                                                       ------   ------   ------   ------   ------
Income (loss) before income taxes
  and fixed charges:
    Income (loss) before cumulative
      effect of accounting changes,
      interest expense on loans,
      capitalized interest amortized,
      and provision for income taxes..........      $ (250)  $  433   $  755   $1,098   $1,679
    Add interest attributable to
      rental and lease expense................          43       42       38       40       41
                                                    ------   ------   ------   ------   ------
                                                    $ (207)  $  475   $  793   $1,138   $1,720
                                                    ======   ======   ======   ======   ======

Fixed charges:
  Total interest on loans (expensed
    and capitalized)..........................      $   59   $   57   $   55   $   58   $   69
  Interest attributable to rental
    and lease expense.........................          43       42       38       40       41
                                                    ------   ------   ------   ------   ------
Fixed charges.................................      $  102   $   99   $   93   $   98   $  110
                                                    ======   ======   ======   ======   ======

Combined fixed charges and
  preferred stock dividends:
    Fixed charges.............................      $  102   $   99   $   93   $   98   $  110
    Preferred stock dividends
     (adjusted as appropriate to a
      pretax equivalent basis)................          34       55       29       --       --
                                                    ------   ------   ------   ------   ------
    Combined fixed charges and
      preferred stock dividends...............      $  136   $  154   $  122   $   98   $  110
                                                    ======   ======   ======   ======   ======

Ratio of earnings to fixed charges............           *      4.8      8.5     11.6     15.6
                                                    ======   ======   ======   ======   ======

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends.............................          **      3.1      6.5     11.6     15.6
                                                    ======   ======   ======   ======   ======


  * Not meaningful.  The coverage deficiency was $309 million in 1991.

 ** Not meaningful.  The coverage deficiency was $343 million in 1991.

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